Exhibit 3.2

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

Chalice Holdings, Inc. and Hightimes Holding Corp.

Convertible Secured Note

Issuance Date: October __, 2018	Original Principal Amount: $560,000
Note No. HIGH-GFC-Oct2018

FOR VALUE RECEIVED, each of Chalice Holdings, Inc., a Delaware corporation (“Chalice”) and Hightimes Holding Corp., a Delaware corporation (“Hightimes” and collectively, with Chalice the “Makers”), hereby promises to pay to the order of Gemini Finance Corp., or registered assigns (the “Holder”) the amount set out above as the Original Principal Amount as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, (the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).

The Original Principal Amount is $560,000 (five hundred sixty thousand dollars). For purposes hereof, the term “Outstanding Balance” means the Original Principal Amount, as reduced or increased, as the case may be, pursuant to the terms hereof for conversion, breach hereof or otherwise, plus any accrued but unpaid interest, collection and enforcements costs, and any other fees or charges incurred under this Note.

(1) GENERAL TERMS

(a) Payment of Principal. Unless previously converted into shares of he Class A common stock, $0.0001 par value, of Hightimes(the ‘Common Stock”) as contemplated hereby, this Note, together with all accrued interest hereon at the Interest Rate, shall be due and payable on March 28, 2019 (the “Maturity Date”).

Hightimes Convertible Note – Sept 2018

(b) Interest. Interest shall accrue on the Outstanding Balance at an annual rate of five percent (5%) ( the “Interest Rate”) and shall be paid on the Maturity Date (or sooner as provided herein) to the Holder or its assignee in whose name this Note is registered on the records of the Makers regarding registration and transfers of Notes in cash or converted into Common Stock at the Conversion Price.

(c) Security. This Note shall be secured by a pledge of one thousand (1,000) shares of common stock, no par value, of Chalice, owned by Hightimes, representing 100% of the issued and outstanding capital stock of Chalice, all as set forth in the pledge agreement in the form of Exhibit A annexed hereto (the “Pledge Agreement”). This Note is further secured by a first priority lien on all assets of Chalice (the “Assets”) as set forth in the Security Agreement in the form of Exhibit B annexed hereto (the “Security Agreement’).

(2) EVENTS OF DEFAULT.

(a) An “Event of Default”, wherever used herein, means the occurrence and continuation of any one of the following events, whatever the reason, and whether it shall be voluntary or involuntary, or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body:

(i) The Makers’ failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Note;

(ii) A Conversion Failure as defined in section 3(b)(ii);

(iii) The Makers or any subsidiary of the Makers shall commence, or there shall be commenced against the Makers or any subsidiary of the Makers under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Makers or any subsidiary of the Makers commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Makers or any subsidiary of the Makers or there is commenced against the Makers or any subsidiary of the Makers any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty-one (61) days; or the Makers or any subsidiary of the Makers is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Makers or any subsidiary of the Makers suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Makers or any subsidiary of the Makers makes a general assignment for the benefit of creditors; or the Makers or any subsidiary of the Makers shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Makers or any subsidiary of the Makers shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Makers or any subsidiary of the Makers shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Makers or any subsidiary of the Makers for the purpose of effecting any of the foregoing;

Hightimes Convertible Note – Sept 2018

(iv) Hightimes shall cease to be a fully-reporting issuer registered under the Securities Exchange Act of 1934, as amended, with the Securities & Exchange Commission.

(b) Upon the occurrence of the first Event of Default, the Outstanding Balance shall immediately increase to one hundred twenty (120%) of the Outstanding Balance immediately prior to the occurrence of the Event of Default (the “Default Effect”). The Default Effect shall automatically apply upon the occurrence of the Event of Default without the need for any party to give any notice or take any other action.

(3) CONVERSION OF NOTE. This Note shall be convertible into shares of the Common Stock, on the terms and conditions set forth in this Section 3.

(a) Mandatory Conversion. Notwithstanding anything to the contrary, express or implied, contained in this Note, at such time as Hightimes shall complete its pending Regulation A+ initial public offering, currently scheduled to be completed on or before October 31, 2018, pursuant to its Form 1-A Offering Circular approved by the Securities and Exchange Commission (“SEC”) on July 26, 2018 and as supplemented by its Form 1-U Current Reports and Form 1 SA Semi-Annual Report filed with the SEC subsequent to July 26, 2018 (the “Hightimes IPO”), at such time as the Common Stock is first listed for trading or quoted on an “Approved Securities Market” (as defined in Section 3(a)(i) below), a “Mandatory Conversion Event” shall be deemed to have occurred. Upon the occurrence of such Mandatory Conversion Event, the entire Outstanding Principal Amount of this Note and all accrued Interest hereon at the Interest Rate (the “Mandatory Conversion Amount”) shall automatically, and without any further action on the part of the Holder, convert into that number of shares of fully paid and nonassessable shares of Common Stock as shall be equal to the quotient of dividing the Mandatory Conversion Amount by the Conversion Price set forth in Section 3(a)(ii) below (the “Mandatory Conversion Shares”). Hightimes shall not issue any fraction of a share of Common Stock upon any mandatory conversion under this Section 3(a). If the issuance would result in the issuance of a fraction of a share of Common Stock, Hightimes shall round such fraction of a share of Common Stock up to the nearest whole share. Hightimes shall pay any and all transfer agent fees, legal fees, costs and any other fees or costs that may be incurred or charged in connection with the issuance of shares of the Common Stock to the Holder pursuant to this Section 3(a). Within three (3) Trading Days after Hightimes gives the Holder notice by facsimile or email transmission that a Mandatory Conversion Event has occurred, Hightimes will provide VStock Transfer Company, its transfer agent, with documentation that the Mandatory Conversion Shares are eligible for such electronic issuance. In the event that Hightimes shall fail to issue and deliver to Holder via “DWAC/FAST” electronic transfer the number of Mandatory Conversion Shares to which the Holder is entitled upon the occurrence of a Mandatory Conversion Event, the Outstanding Principal Amount of the Note shall increase by $2,000 per day until such time as Hightimes issues and delivers a certificate to the Holder or credits the Holder’s balance account with DTC for the number of Mandatory Conversion Shares to which the Holder is entitled upon such Mandatory Conversion Event.

Hightimes Convertible Note – Sept 2018

(i) Hightimes will not be subject to any penalties once its transfer agent processes the Mandatory Convesion Shares to the DWAC system. “Approved Securities Market” shall mean any one or more of the following securities exchanges or markets: The NASDAQ Stock Market LLC, including the NASDAQ Capital Market, the New York Stock Exchange, including the NYSE American, the OTCQX Market of OTC Markets Group Inc. or the Canadian Stock Exchange.

(ii) “Conversion Price” shall equal $11.00 per share; subject to adjustment for stock splits and recapitalizations

(b) Optional Conversion. At any time, or from time to time prior to the Maturity Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Optional Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(b), at the Conversion Price (as defined below). The number of shares of Common Stock issuable upon conversion of any Optional Conversion Amount pursuant to this Section 3(b) shall be equal to the quotient of dividing the Optional Conversion Amount by the Conversion Price. Hightimes shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, Hightimes shall round such fraction of a share of Common Stock up to the nearest whole share. Hightimes shall pay any and all transfer agent fees, legal fees, costs and any other fees or costs that may be incurred or charged in connection with the issuance of shares of Hightimes Common Stock to the Holder arising out of or relating to the conversion of this Note up to a maximum of five thousand dollars ($5,000).

(i) “Optional Conversion Amount” means the portion of the Original Principal Amount and Interest to be converted.

(ii) “Conversion Price” shall equal $11.00 per share; subject to adjustment for stock splits and recapitalizations ..

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Optional Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by email, facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York, NY Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to Hightimes. On or before the third Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), Hightimes shall (A) if legends are not required to be placed on certificates of Common Stock pursuant to the then existing provisions of Rule 144 of the Securities Act of 1933 (“Rule 144”) and provided that the Transfer Agent is participating in the Depository Trust Company(“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant the Rule 144. If this Note is physically surrendered for conversion and the outstanding Principal of this Note is greater than the Principal portion of the Optional Conversion Amount being converted, then Hightimes shall, upon request of the Holder, as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.

Hightimes Convertible Note – Sept 2018

(ii) Hightimes Failure to Timely Convert. If within three (3) Trading Days after Hightimes receipt of the facsimile or email copy of a Conversion Notice together with documentation satisfactory to the Transfer Agent that the shares are eligible for such electronic issuance, Hightimes shall fail to issue and deliver to Holder via “DWAC/FAST” electronic transfer the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Optional Conversion Amount (a “Conversion Failure”), the Outstanding Amount of the Note shall increase by $2,000 per day until such time as Hightimes issues and delivers a certificate to the Holder or credits the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Optional Conversion Amount. Hightimes will not be subject to any penalties once its transfer agent processes the shares to the DWAC system. If the Makers fail to deliver shares in accordance with the timeframe stated in this Section, resulting in a Conversion Failure, the Holder, at any time prior to selling all of those shares, may rescind any portion, in whole or in part, of that particular conversion attributable to the unsold shares and have the rescinded conversion amount returned to the Outstanding Balance with the rescinded conversion shares returned to Hightimes.

(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to Hightimes unless (A) the full Optional Conversion Amount represented by this Note is being converted or (B) the Holder has provided Hightimes with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and Hightimes shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and Hightimes, so as not to require physical surrender of this Note upon conversion.

(d) Limitations on Conversions or Trading.

(i) Beneficial Ownership. If at any time after the Closing, the Buyer shall or would receive shares of Common Stock in payment of interest or principal under Note, upon conversion of the Note, under the Warrant, or upon exercise of the Warrant, so that the Buyer would, together with other shares of Common Stock held by it or its Affiliates, own or beneficially own by virtue of such action or receipt of additional shares of Common Stock a number of shares exceeding 4.99% of the number of shares of Common Stock outstanding on such date (the “Maximum Percentage”), Hightimes shall not be obligated and shall not issue to the Buyer shares of Common Stock which would exceed the Maximum Percentage, but only until such time as the Maximum Percentage would no longer be exceeded by any such receipt of shares of Common Stock by the Buyer. Upon delivery of a written notice to Hightimes, the Buyer may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to Hightimes and (ii) any such increase or decrease will apply only to the Buyer and its Affiliates. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5.13 to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5.13 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of the Note and Warrant.

Hightimes Convertible Note – Sept 2018

(e) Other Provisions.

(i) Share Reservation. The Makers shall at all times reserve and keep available out of its authorized Common Stock a number of shares equal to at least the full number of shares of Common Stock issuable upon conversion of all outstanding amounts under this Note.

(ii) Prepayment. At any time following the Issuance Date, the Makers shall have the option, upon 10 business days’ notice to Holder, to pre-pay the entire remaining outstanding principal amount of this Note in cash.

(iii) All calculations under this Section 3 shall be rounded up to the nearest whole share.

(iv) Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 2 herein for Hightimes’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(4) REISSUANCE OF THIS NOTE.

(a) Assignability. The Makers may not assign this Note. This Note will be binding upon the Makers and its successors and will inure to the benefit of the Holder and its successors and assigns and may be assigned by the Holder to anyone of its choosing without Makers’ approval.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Makers of evidence reasonably satisfactory to the Makers of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Makers in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Makers shall execute and deliver to the Holder a new Note representing the outstanding Principal.

Hightimes Convertible Note – Sept 2018

(5) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms shall be handled according to the Notice clause in the Asset Purchase Agreement.

The addresses for such communications shall be:

If to the Makers:

Hightimes Holding Corp.

10990 Wilshire Blvd

Penthouse

Los Angeles, California 90024-3898

Attn: Adam Levin

If to the Holder:

Gemini Finance Corp.

1075 Valleyside Lane

Encinitas, CA 92024

Attn: Steven Winters

(6) APPLICABLE LAW AND VENUE. This Note shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of California or in the federal courts located in the city and county of San Diego, in the State of California. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

(7) WAIVER. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Makers has caused this Convertible Note to be duly executed by a duly authorized officer as of the date set forth above.

CHALICE:
Chalice Holdings, Inc.

By:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	CEO

HIGHTIMES:
Hightimes Holding Corp.

By:	/s/ Adam E. Levin
Name:	Adam Levin
Title:	Chief Executive Officer

Note No. HIGH-GFC-SEP2018

EXHIBIT A

NOTICE OF CONVERSION

Attn: Adam Levin

Hightimes Holding Corp.

The undersigned hereby elects to convert a portion of the $560,000 Secured Convertible Note (Note No. HIGH-GFC-SEP2018) issued to Gemini Finance Corp. on October ____, 2018 into Shares of Common Stock of Hightimes Holding Corp. according to the conditions set forth in such Note as of the date written below.

By accepting this notice of conversion, you are acknowledging that the number of shares to be delivered represents less than 5% (five percent) of the common stock outstanding. If the number of shares to be delivered represents more than 4.99% of the common stock outstanding, this conversion notice shall immediately automatically extinguish and debenture Holder must be immediately notified.

Date of Conversion:
Optional Conversion Amount:
Conversion Price:
Shares to be Delivered:
Shares delivered in name of:

Gemini Finance Corp.

By:
Title:

Exhibit A